Exhibit 99.1

Media Contacts:

Jeff Baker	Bill Bartkowski
President	Partner
Analysts International	MeritViewPartners
Phone: 952-835-5900	Phone 612-605-8616
jpbaker@analysts.com	bartkowski@meritviewpartners.com

Brittain Named to Analysts International’s Board of Directors

MINNEAPOLIS, April 11, 2005 – Analysts International Corporation (Nasdaq: ANLY) today announced that Willard W. Brittain has been elected to the Company’s Board of Directors effective April 15, 2005.  Mr. Brittain enjoyed a 28-year career with PricewaterhouseCoopers LLP, joining the firm in 1974 and becoming Partner in 1983.  He was subsequently named Managing Partner, Management Consulting Services, and Office Managing Partner-Office of Government Services.  In 1992, he became the Managing Partner of the Washington, DC office and was elected to the firm’s Policy Board.  Three years later he was appointed the firm’s Vice Chairman, Services.  Prior to his retirement in 2002, he served as Chief Operating Officer of PwC Consulting and PricewaterhouseCoopers LLP.

Today, Mr. Brittain is Chairman and Chief Executive Officer of New Jersey-based Preod Corporation, an executive search and business advisory company, and he is a board member of the Perini and Voxiva Corporations.  Brittain is also on the boards of the National Urban League, where he serves as Treasurer, of LEAD, a business exposure program for minority youth, and of the New York City YMCA.

Michael J. LaVelle, Analysts International’s Chairman and Chief Executive Officer, commented, “We are pleased and excited to add Mr. Brittain to the board.  We look forward to having our directors and all of our stakeholders benefit from his extensive experience and expertise in helping build and manage what emerged as the world’s largest professional services firm at PricewaterhouseCoopers.”

About Analysts International

Analysts International is a global technology services company with annual revenue of more than $330 million. Headquartered in Minneapolis, the company is a leader in implementing and managing technology solutions, committed to helping businesses become more adaptive, competitive and profitable. Working with industry leaders to expand our capabilities and value for our customers, Analysts International has established a loyal following of more than 1,000 client organizations, ranging from Fortune 50 global companies to mid-tier industry leaders. The company’s nationwide network of offices and customer service sites allows us to adapt resources and services for any size project or supplemental requirement. Our clients benefit from a single point of contact across the full range of IT services. Analysts International’s lines of business include Technology Integration Services for applications and hardware; Advisory Services for optimizing IT investments; Outsourcing Services with local, national and international capabilities; and Staffing Services to support human capital management needs. For more information, visit http://www.analysts.com.

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Statements contained herein, which are not strictly historical fact, are forward-looking statements. Words such as “believes,” “intends,” “possible,” “expects,” “estimates,” “anticipates,” or “plans” and similar expressions are intended to identify forward-looking statements. Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the Company’s current expectations relating to future revenues, earnings, results of operations and future sales or growth. The Company’s actual results may vary materially from those projected due to certain risks and uncertainties such as the success or failure of the acquisition and its impact upon earnings, the general state of the economy, volume of business activity, continued need for our services by current and prospective clients, client cancellations, the Company’s ability to control and improve profit margins, including our ability to control operating costs and hourly rates for our services, the availability and utilization of qualified technical personnel and other similar factors. For more information concerning risks and uncertainties to the Company’s business refer to the discussion in the “Market Condition, Business Outlook and Risks to Our Business” section in the Company’s Annual Report for the year ending January 3, 2004, and the Company’s prior Annual Reports, 10-Ks, 10-Qs, other Securities and Exchange Commission filings and investor relations materials.